EXHIBIT 10.24

United Security Bancshares, Inc.

Summary of Directors’ Fees as of May 1, 2005

The United Security Bancshares, Inc. Board of Directors approved the following retainer and attendance fees for directors, effective May 1, 2005:

Retainers:

Chairperson	$1,350/month

Secretary	$450/month

Assistant Secretary, Assistant Treasurer and Investment Officer	$300/month

Board Members	$600/month

Board Meeting Fees:

Board Members	$500/meeting attended

Committee Meeting Fees:

Non-Employee Committee Members	$250/meeting attended

Chairpersons of the Audit Committee, the Compensation Committee, and the Nominating, Executive and Corporate Governance Committee	additional $150/meeting attended

The directors of Bancshares, who also serve as directors of First United Security Bank, receive $400 per regular board meeting of First United Security Bank.

Non-employee directors may elect to defer payment of all or any portion of their fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). The Plan, which was ratified by shareholders at the annual meeting held on May 11, 2004, permits non-employee directors to invest their directors’ fees and to receive the adjusted value of the deferred amounts in cash and/or shares of Bancshares’ common stock.